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           [LETTERHEAD OF MARRIOTT INTERNATIONAL, INC. APPEARS HERE]

                                                                            NEWS

MARRIOTT INTERNATIONAL CITES STRONG SUPPORT FOR SPINOFF/MERGER; OFFERS TO PERMIT SEPARATE VOTE ON DUAL CLASS COMMON STOCK PROPOSAL AT MAY 1998 ANNUAL MEETING IN THE EVENT STOCKHOLDERS APPROVE TRANSACTIONS

SPECIAL STOCKHOLDERS MEETING TO BE ADJOURNED UNTIL MARCH 20, 1998

WASHINGTON, D.C., March 16, 1998 -- Marriott International (MAR/NYSE) said that it has received strong stockholder support for its planned spinoff and merger transactions. However, in response to concerns of some stockholders, the company announced that in the event the transactions are approved at its special meeting of stockholders, it will include in its May 1998 annual meeting proxy statement a separate and independent ballot proposal on whether the dual classes of common stock should be retained. The dual class structure is presently part of a single proposal for the spinoff and merger transactions in the proxy statement for the company's special meeting.

In order to allow stockholders time to fully consider these matters, Marriott also announced that its special meeting of stockholders will be adjourned to 10:00 a.m. on Friday, March 20, 1998 at the Westfields Marriott Conference Center, Chantilly, Virginia.

This arrangement allows a prompt, separate vote on the dual class stock, while enabling the company to promptly complete the spinoff and merger transactions. The company believes that delays inherent in revising the existing proxy materials to allow a separate vote at the special meeting, which would require an additional adjournment of one or two months, might deprive stockholders of some part of the value to be realized in the transactions and create unnecessary uncertainty.

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The proposals to be considered at the special meeting provide for the tax-free spinoff of a new company ("New Marriott") comprised of Marriott's lodging, senior living services and distribution services businesses, which will adopt the name Marriott International, Inc. They also include the merger of the company's food service and facilities management business (Marriott Management Services) with the North American operations of Sodexho Alliance immediately following the spinoff. The merged company will be renamed Sodexho Marriott Services, Inc. The spinoff would be effected by issuing one class of New Marriott common stock, having one vote per share, and one share of New Marriott Class A common stock, having ten votes per share, for each outstanding share of Marriott International, Inc. common stock. Currently, the spinoff and merger transactions are scheduled to close on March 27, 1998, subject to stockholder approval.

"In the process of soliciting proxies for the special meeting, stockholders told us that they strongly support the spinoff and merger transactions," said J.W. Marriott, Jr., chairman and chief executive officer of Marriott International. "At the same time, we are responding to their desire to vote on the dual class share provision separately," Mr. Marriott continued.

"Consequently, assuming that stockholders approve the transactions at the special meeting on March 20, 1998, we will submit the dual class share proposal on a stand-alone basis to our stockholders at our annual meeting in May 1998," Mr. Marriott added.


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The annual meeting ballot proposal would provide that, unless the holders of a majority of the outstanding votes approve the retention of the dual class structure, the New Marriott board would immediately convert the two classes into a single class of common stock, as expressly permitted by the New Marriott charter, and thereafter take all steps necessary to remove the dual class provisions from New Marriott's charter. This would result in the conversion of all outstanding shares of New Marriott common stock into shares of Class A common stock on a one-for-one basis. In addition, after the spinoff, the board will refrain from issuing additional shares of common stock (having one vote per share), unless stockholders vote to retain the dual class structure at the annual meeting.

The board of directors of New Marriott will also adopt a stockholders rights plan with triggering levels identical to those currently in place at Marriott International, rather than the lower levels originally proposed.

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MARRIOTT INTERNATIONAL, INC. is a leading worldwide hospitality company, with nearly 4,600 operating units in the United States and 53 other countries and territories. Major businesses include hotels operated and franchised under the Marriott, Ritz-Carlton, Courtyard, Residence Inn, Fairfield, TownePlace Suites, Renaissance, New World and Ramada International brands; vacation club (timeshare) resorts; food service and facilities management for clients in business, education, and health care; senior living communities and services; and food service distribution. The company is headquartered in Washington, D.C. and has approximately 195,000 employees. In fiscal year 1997, Marriott International reported total sales of $12.0 billion.

Contact: Tom Marder (301) 380-2553